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                                                                    Exhibit 99.1
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PRESS RELEASE

Lyondell Chemical Company Completes Sale of Worldwide Polyols Business To Bayer; Net Proceeds Used for Debt Repayment

Lyondell Chemical Company (NYSE: LYO) reports that the sale of its worldwide polyols business to Bayer, along with an equity interest in Lyondell's U.S. propylene oxide operations, was completed on March 31, 2000, for $2.45 billion. Lyondell will use the net proceeds of $2.05 billion to repay debt associated with the acquisition of ARCO Chemical Company in 1998.

``This is a unique agreement which builds on the strengths of both Lyondell and Bayer,'' said Dan F. Smith, President and Chief Executive Officer of Lyondell Chemical Company. ``For Lyondell, it accelerates cash flows from the polyols business while at the same time maintaining the strategic linkage to the derivatives markets for future PO growth through the world's premier urethanes producer. The transaction will be accretive to Lyondell's earnings and cash flow in the first year and has enabled us to improve our balance sheet through significant debt reduction.''

``Our relationship with Bayer will open up additional growth opportunities for Lyondell on a global basis,'' Smith said. ``Already we are moving forward with the formation of a joint venture for the construction of a worldscale PO plant in Europe and we expect to discuss other potential joint ventures with Bayer.''

Lyondell continues to be an important merchant supplier of PO worldwide. The company will continue to focus on growth by expanding its other PO derivatives businesses, including propylene glycol, butanediol (where the Company has proprietary technology) and propylene glycol ethers as well as potential opportunities to expand its Equistar joint venture in the US and globally.

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